Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700
FOR IMMEDIATE RELEASE
NOVELLUS SYSTEMS REPORTS FOURTH QUARTER AND YEAR-END RESULTS
SAN JOSE, Calif., January 30, 2008—Novellus Systems, Inc. (NASDAQ: NVLS) today reported net sales and results of operations for its fourth quarter and year ended December 31, 2007. Net sales for the fourth quarter were $363.5 million, down $29.8 million or 7.6 percent from third quarter 2007 net sales of $393.3 million, and down $75.0 million or 17.1 percent from fourth quarter 2006 net sales of $438.5 million. Net income for the fourth quarter was $52.9 million, or $0.47 per diluted share, up $3.2 million or 6.3 percent from third quarter 2007 net income of $49.7 million, and up $10.3 million or 24.2 percent from fourth quarter 2006 net income of $42.6 million.
Results of operations include net restructuring and other benefits in the fourth quarter 2007 of $8.0 million, primarily resulting from a gain on the sale of property and buildings in San Jose, California. Also in the fourth quarter 2007, we determined that certain performance conditions impacting the vesting of a portion of our share-based compensation to employees were no longer probable of being met. As a result, we reversed $8.4 million of previously recognized share-based compensation expense. Fourth quarter 2007 net income without those items would have been $41.2 million, or $0.37 per diluted share, on a pro forma basis. The third quarter 2007 results did not include any unusual charges or benefits. Excluding certain unusual charges and benefits, fourth quarter 2006 net income would have been $79.0 million, or $0.63 per diluted share, on a pro forma basis. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) for fourth quarter 2007 is included below.
Net sales for fiscal year 2007 were $1.57 billion, down $88.5 million or 5.3% compared with net sales of $1.66 billion in fiscal year 2006. Net income for the year was $213.7 million or $1.75 per diluted share, compared with fiscal year 2006 net income of $190.0 million, or $1.50 per diluted share.
Fiscal year 2007 results reflect the net restructuring and other benefits noted above. Of the share-based compensation expense that we reversed in the fourth quarter 2007, $2.4 million was initially recognized in 2006. Fiscal year 2007 net income would have been $205.8 million, or $1.69 per diluted share, on a pro forma basis excluding those items. Excluding certain unusual charges and benefits, the fiscal year 2006 net income would have been $235.3 million, or $1.86 per diluted share, on a pro forma basis. A reconciliation of pro forma operating results to GAAP for fiscal year 2007 is included below.
Bookings in the fourth quarter were $343.1 million, up 12.4 percent over third quarter 2007 bookings of $305.3 million. Shipments of $363.1 million in the fourth quarter represent a decrease of $24.8 million or 6.4 percent from $387.8 million reported for the third quarter 2007. Deferred revenue at the end of the fourth quarter was $106.7 million, a decrease of $2.2 million or 2.0 percent from $108.9 million at the end of the third quarter of 2007.
Cash, cash equivalents, restricted cash and short-term investments as of December 31, 2007 was $757.8 million, a decrease of $250.6 million or 24.9 percent from the third quarter 2007 ending balance of $1.0 billion. During the fourth quarter 2007, we purchased approximately 13.7 million shares of our common stock, at an average price of $26.68 per share, for $366.7 million.
Management uses non-GAAP measures to evaluate our operating performance. The presentation of net income excluding certain charges and benefits and discussion of revenue on a shipments basis is not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income on a pro forma basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided in the attached tables. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.
“Our fourth quarter results show continued lowering of our break even level,” said Richard S. Hill, Chairman and Chief Executive Officer. “In addition, strong bookings growth for the quarter was achieved thanks to great execution of new product development over the last year.”

About Novellus:
Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	December 31	September 29	December 31	December 31	December 31
(Unaudited)	2007	2007	2006	2007	2006*
Net sales	$363,463	$393,277	$438,505	$1,570,049	$1,658,516
Cost of sales	191,600	198,970	212,985	800,860	834,167

Gross profit	171,863	194,307	225,520	769,189	824,349
%	47.3%	49.4%	51.4%	49.0%	49.7%
Operating expenses:
Selling, general and administrative	59,487	67,420	68,932	266,018	261,389
Research and development	55,867	61,384	56,475	241,025	244,201
Restructuring and other charges (benefits)	(8,013)	—	(1,894)	(8,013)	10,735
Legal settlement	—	—	—	—	3,250

Total operating expenses	107,341	128,804	123,513	499,030	519,575
%	29.5%	32.8%	28.2%	31.8%	31.3%

Income from operations	64,522	65,503	102,007	270,159	304,774
%	17.8%	16.7%	23.3%	17.2%	18.4%
Other income, net	9,993	8,933	10,881	44,630	34,145

Income before income taxes and cumulative effect of a change in accounting principle	74,515	74,436	112,888	314,789	338,919
Provision for income taxes	21,654	24,725	70,314	101,089	149,851

Income before cumulative effect of a change in accounting principle	52,861	49,711	42,574	213,700	189,068
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	948

Net income	$52,861	$49,711	$42,574	$213,700	$190,016

Net income per share:
Basic
Income before cumulative effect of a change in accounting principle	$0.48	$0.41	$0.35	$1.78	$1.51
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	0.01

Basic net income per share	$0.48	$0.41	$0.35	$1.78	$1.52

Diluted
Income before cumulative effect of a change in accounting principle	$0.47	$0.41	$0.34	$1.75	$1.49
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	0.01

Diluted net income per share	$0.47	$0.41	$0.34	$1.75	$1.50

Shares used in basic per share calculation	111,160	120,414	122,766	119,782	125,286

Shares used in diluted per share calculation	112,395	121,902	124,447	121,915	126,483

*	The December 31, 2006 condensed consolidated statement of operations was derived from our audited consolidated financial statements.

NOVELLUS SYSTEMS, INC.
RECONCILIATION OF NET INCOME
(EXCLUDING CERTAIN CHARGES AND BENEFITS) (1)

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	December 31	September 29	December 31	December 31	December 31
(Unaudited)	2007	2007	2006	2007	2006
Net income excluding certain charges and benefits:	$41,217	$49,711	$78,979	$205,811	$235,310
Restructuring and other (charges) benefits	(1,125)	—	1,894	(1,125)	(10,735)
Gain on sale of property and building	9,138	—	—	9,138	—
Reversal of share-based compensation expense	8,408	—	—	2,352	—
Legal settlement	—	—	—	—	(3,250)
Cumulative effect of a change in accounting principle	—	—	—	—	1,542

Total charges and benefits	16,421	—	1,894	10,365	(12,443)
Adjustments on provision for income taxes:
Tax effect of the above charges and benefits	(4,777)	—	(720)	(2,476)	4,728
Settlement of IRS audit	—	—	8,527	—	8,527
Tax charge associated with new global business structure	—	—	(46,106)	—	(46,106)

Net income	$52,861	$49,711	$42,574	$213,700	$190,016

Net income per diluted share excluding certain charges and benefits:	$0.37	$0.41	$0.63	$1.69	$1.86
Restructuring and other (charges) benefits	(0.01)	—	0.02	(0.01)	(0.09)
Gain on sale of property and building	0.08	—	—	0.07	—
Reversal of share-based compensation expense	0.07	—	—	0.02	—
Legal settlement	—	—	—	—	(0.03)
Cumulative effect of a change in accounting principle	—	—	—	—	0.01
Adjustments on provision for income taxes:
Tax effect of the above charges and benefits	(0.04)	—	(0.01)	(0.02)	0.04
Settlement of IRS audit	—	—	0.07	—	0.07
Tax charge associated with new global business structure	—	—	(0.37)	—	(0.36)

Net income per diluted share	$0.47	$0.41	$0.34	$1.75	$1.50

(1)	The reconciliation of net income (excluding certain charges and benefits) is intended to present our operating results, excluding certain charges, benefits and related adjustments on provisions for income taxes. The reconciliation of net income is not in accordance with or an alternative for GAAP and may be different from similar measures by other companies.

NOVELLUS SYSTEMS, INC.
SCHEDULE OF SHARE-BASED COMPENSATION

	Three Months Ended			Year Ended
	December 31	September 29	December 31	December 31	December 31
(In thousands)	2007	2007	2006	2007	2006
(Unaudited)	(1)	(2)	(3)	(1)	(3)
Cost of sales	$250	$543	$179	$1,869	$1,425
Selling, general and administrative	(35)	6,674	5,792	17,583	22,337
Research and development	(324)	2,987	2,713	8,666	11,179

Total share-based compensation expenses (benefits)	(109)	10,204	8,684	28,118	34,941
Benefit (expense) from income taxes	(148)	3,449	2,866	7,657	11,531

Net share-based compensation expenses	$39	$6,755	$5,818	$20,461	$23,410

(1)	Amounts include amortization expense (benefit) related to stock options of $5.1 million and $20.3 million, employee stock purchase plan of $0.6 million and $2.9 million, and restricted stock awards of $(5.8) million and $4.9 million for the three and twelve months ended December 31, 2007, respectively. The fourth quarter 2007 includes the reversal of previously recognized expense for stock options and restricted stock awards of $0.1 million and $8.3 million, respectively.

(2)	Amounts include amortization expense related to stock options of $5.4 million, employee stock purchase plan of $0.8 million, and restricted stock awards of $4.0 million.

(3)	Amounts include amortization expense related to stock options of $5.9 million and $25.1 million, employee stock purchase plan of $0.6 million and $2.4 million, and restricted stock awards of $2.2 million and $7.5 million for the three and twelve months ended December 31, 2006, respectively.

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
(In thousands)	(Unaudited)	*
ASSETS
Current assets:
Cash and short-term investments	$596,766	$853,328
Accounts receivable, net	346,866	310,888
Inventories	212,995	198,571
Deferred taxes and other current assets	67,331	142,506

Total current assets	1,223,958	1,505,293
Property and equipment, net	320,009	364,599
Restricted cash	161,050	143,769
Goodwill	238,944	225,431
Intangible and other assets	132,982	123,400

Total assets	$2,076,943	$2,362,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$273,437	$254,125
Deferred profit	52,252	41,351
Income taxes payable	2,011	38,879
Current obligations under lines of credit	1,509	19,480

Total current liabilities	329,209	353,835
Long-term debt	143,267	127,862
Other liabilities	75,380	46,090

Total liabilities	547,856	527,787

Shareholders’ equity:
Common stock	1,219,533	1,393,914
Retained earnings and accumulated other comprehensive income	309,554	440,791

Total shareholders’ equity	1,529,087	1,834,705

Total liabilities and shareholders’ equity	$2,076,943	$2,362,492

*	The December 31, 2006 condensed consolidated balance sheet was derived from our audited consolidated financial statements.